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Analysis of Genasense® Trial Confirms Major Efficacy Variables
in Patients with Advanced Melanoma

Multivariate Analysis Presented in Paris Defines Role of Prognostic Factors in Largest Randomized Trial

BERKELEY HEIGHTS, NJ – February 2, 2006 – Genta Incorporated (NASDAQ: GNTA) announced the presentation of analyses that confirmed the major efficacy variables from the Company’s randomized Phase 3 trial of Genasense® (oblimersen) plus chemotherapy in patients with advanced metastatic melanoma. The data were presented in Paris, France at the 17th International Congress on Anticancer Treatment by Dr. Alexander Eggermont from the Daniel den Hoed Cancer Center, Erasmus University, Rotterdam, The Netherlands. Dr. Eggermont is the current president of the European Organization on Research and Treatment of Cancer (EORTC).

Recent studies conducted by the EORTC and other groups have shown that elevation of serum lactate dehydrogenase (LDH), a routine blood test, is the most powerful predictor of poor outcome in patients with advanced melanoma. The Genasense study – the largest randomized trial ever conducted in patients with advanced melanoma – randomly assigned 771 patients to receive standard chemotherapy using dacarbazine with or without Genasense. Prior to randomization, patients were stratified on the basis of performance status, sites of metastatic disease, and baseline levels of LDH.

Consistent with prior studies, the multivariate analysis confirmed that each of the three stratification factors was significantly correlated with survival in the Genasense trial, whether examined alone or in a Cox multivariate model. However, LDH was the only factor that showed a statistically significant interaction with treatment. Furthermore, the analysis also showed that Genasense was significantly superior to chemotherapy alone in major efficacy variables after accounting for prognostic factors. The maximal benefit of Genasense was observed in patients without elevation in baseline LDH, a group that comprised approximately two-thirds of the study population, or more than 500 patients.

The analysis of this trial with a minimum followup of 24 months on all patients comprised the basis of a Marketing Authorization Application (MAA) that has been submitted to the European Medicines Agency (EMEA). A summary of safety and efficacy data from the MAA can be viewed at the Company’s website: www.genta.com. An earlier analysis of this trial based on a minimum followup of 6 months comprised the basis of a New Drug Application in the U.S. that was withdrawn by Genta in 2004.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company recently submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated